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Exhibit 10.25a

Exclusivity Agreement

We are writing to verify that Shanghai No.1 Biochemical and Pharmaceutical Co., Ltd. ("SBPC") agrees to exclusively sell Heparin Sodium pharmaceutical active ingredient from porcine origin (the "Raw Materia1") to Amphastar Pharmaceutica1s, Inc. ("Amphastar") in North America and Amphastar agrees to purchase the Raw Material only from SBPC.

SBPC specializes in production of the Raw Material from the porcine tissue(s). SBPC further agrees to supply quality raw material that satisfies the USP specifications. Amphastar intends to assist SBPC submit and maintain DMF for the Raw Material in front of U.S. Food and Drug Administration. Amphastar further commits to purchase the Raw Material from SBPC by mutually agreed price and amount.

The term of this agreement is 10 years and renewable, from the date of signing this agreement.

By signing this agreement, both parties agree to keep all business conducted strictly confidential. This agreement shall be construed under the laws of the State of California.

Representative of Shanghai No. 1 Biochemical and Pharmaceutical Co., Ltd.	Representative of Amphastar Pharmaceuticals, Inc.

Signature: /s/ SHEN CAIDE	Signature: /s/ TONY KWAN

Printed Name: Shen Caide	Printed Name: Tony Kwan

Title: Manager of International Trade Department	Title: Director, Exec. Office

Date: 5.3.2004	Date: 3/24/2004

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Exhibit 10.25a